Exhibit 10.12

EXCLUSIVE BROKER-DEALER AND LEAK-OUT MANAGEMENT AGREEMENT

This Exclusive Broker-Dealer and Leak-Out Management Agreement (this “Agreement”) is made and entered into as of the 30th day of July, 2026 between Chardan Capital Markets LLC (“Broker-Dealer”) and Zapata Quantum Inc. (the “Company,” which term includes any subsidiary of the Company that Broker-Dealer has agreed in writing to include within the scope of this Agreement).

WHEREAS, each of the sellers as listed hereto on Exhibit B (each, a “Seller” and collectively, the “Sellers”) is bound by Universal Resale and Registration Provisions attached as Exhibit A hereto (together referred to herein as the “Leak-Out Agreement”);

WHEREAS, the Company wishes to engage Broker-Dealer as the exclusive broker-dealer and management agent to sell up to 309,000,000 shares of the Company’s common stock (the “Common Stock” and, such shares, the “Restricted Shares”) held by the Sellers in accordance with the Leak-Out Agreement; and

NOW THEREFORE, in consideration of the mutual promises made herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Broker-Dealer, and Broker-Dealer agrees to act as the exclusive broker-dealer in order to manage the orderly liquidation and sale of the Restricted Shares held by Sellers. Broker-Dealer acknowledges and agrees that all sales of Restricted Shares pursuant to this Agreement shall adhere strictly to the Leak-Out Agreement and that the exclusivity relates solely to the sales of the Restricted Shares as provided in this Agreement.

2. Compensation, Commission and Fees. As consideration for the brokerage, monitoring, and compliance management services provided by Broker-Dealer, the parties agree to the following fees and commissions:

Sales Commission: Broker-Dealer is authorized, with the applicable Seller’s approval, to charge such Seller a cash commission equal to four percent (4%) of the gross sale proceeds realized from the sale of such Seller’s Restricted Shares sold under this Agreement (the “Commission”); provided, that, upon the aggregate Commissions received by Broker-Dealer under this Agreement reaching two hundred thousand dollars ($200,000), the Commission rate shall automatically reduce to three percent (3%) of the gross sale proceeds for all subsequent sales. Upon Seller’s approval of the Commission, Broker-Dealer is authorized to automatically deduct the Commission from the settlement proceeds of each transaction prior to remitting the net proceeds to such Seller.

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3. Leak-Out Orderly Trading Mechanics. Broker-Dealer shall execute sales of the Restricted Shares in accordance with the terms of the Leak-Out Agreement. Unless otherwise agreed in writing by the Company and Broker-Dealer, all sale orders received for a given trading day shall be aggregated, and Broker-Dealer shall allocate executions among Sellers on a pro rata basis in accordance with the Leak-Out Agreement. Each Seller may, by written notice to Broker-Dealer, establish a standing instruction authorizing Broker-Dealer to include such Seller’s share of available daily volume (as determined in accordance with the Leak-Out Agreement) in each trading day’s aggregated order on an ongoing basis (a “Standing Sell Order”). A Standing Sell Order shall remain in effect until revoked by written notice from the applicable Seller received by Broker-Dealer no later than 4:00 p.m. Eastern Time on the trading day prior to the trading day on which such revocation is to take effect. For so long as the Common Stock is not listed on a national securities exchange, Broker-Dealer shall use reasonable efforts to execute such aggregated orders throughout the trading day seeking the best available price consistent with orderly trading and in a manner which seeks to approximate a volume-weighted average price methodology, incorporating a five percent (5%) price protection limit measured from the prior trading day’s closing price, to the extent reasonably practicable in light of available liquidity, trading volume and other market conditions. If and when the Common Stock becomes listed on a national securities exchange, Broker-Dealer shall, in the absence of unusual trading activity or market developments, seek to execute such aggregated orders in a manner reasonably similar to a volume-weighted average price methodology, incorporating a five percent (5%) price protection limit measured from the prior trading day’s closing price. In either case, each Seller shall receive the actual weighted average execution price achieved by Broker-Dealer for such Seller’s pro rata share of the aggregated orders on the applicable trading day, less the Commission. Notwithstanding anything in this Section 3, Broker-Dealer shall have no obligation to effect any sale of Restricted Shares on any trading day if, in Broker-Dealer’s reasonable judgment, (a) effecting such sale would violate or be inconsistent with any applicable law, rule or regulation, Broker-Dealer’s duty of best execution or any internal compliance policy applicable to Broker-Dealer, (b) market conditions (including unusually low trading volume, excessive price volatility or the absence of reliable pricing) are such that execution would not be consistent with orderly trading or the protection of Sellers, or (c) such sale cannot be effected due to a suspension or limitation of trading, a trading halt or similar market disruption. Broker-Dealer shall promptly notify the Company if it declines to effect sales pursuant to this provision.

4. Company Representations. The Company hereby represents, warrants, and covenants to Broker-Dealer that, as of the date hereof and on each date on which Broker-Dealer executes a sale of Restricted Shares hereunder: (a) Sellers are bound by the Leak-Out Agreement to route one-hundred percent (100%) of their trades of Restricted Shares exclusively through Broker-Dealer’s designated trading desk during the Lock-Up Period (as defined in the Leak-Out Agreement); (b) each Leak-Out Agreement is valid, binding and enforceable against the applicable Seller in accordance with its terms; (c) the Restricted Shares have been duly authorized, validly issued and are fully paid and non-assessable; (d) the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (e) the Company has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action; (f) the Company will (i) promptly notify Broker-Dealer in writing of any changes to the list of Sellers (including any permitted transferee that becomes a Holder under the Leak-Out Agreement), any modifications, waivers or amendments to any Leak-Out Agreement and any event or circumstance that would cause any of the foregoing representations to be untrue or inaccurate in any material respect, (ii) notify the Sellers of Broker-Dealer’s appointment as exclusive broker-dealer and manager pursuant to this Agreement, and (iii) use commercially reasonable efforts to cause any permitted transferee of Restricted Shares under the Leak-Out Agreement to satisfy the conditions set forth in Section 6 within thirty (30) days following the date of such transfer, and no such transferee shall be treated as a Seller hereunder or be entitled to route sell orders through Broker-Dealer until such conditions have been satisfied; (g) there is no action, suit or proceeding pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in a trading halt, suspension of the effectiveness of any registration statement covering the Restricted Shares, or material impairment of the Company’s ability to perform hereunder; (h) neither the Company nor, to the Company’s knowledge, any Seller is in violation of any applicable federal or state securities law or regulation, including the anti-fraud and anti-manipulation provisions of the Exchange Act, in connection with the transactions contemplated hereby; (i) the Sellers listed on Exhibit B constitute all Holders (as defined in the Leak-Out Agreement) as of the date of this Agreement; and (j) no later than five (5) business days following the date hereof, the Company shall deliver to Broker-Dealer a schedule setting forth, for each Seller, the total number of Restricted Shares held by or issuable to such Seller (the “Seller Schedule”), and shall promptly update the Seller Schedule to reflect any changes thereto, including the addition of any permitted transferee. Broker-Dealer shall track each Seller’s cumulative sales and remaining individual selling capacity under the Leak-Out Agreement based on the Seller Schedule and Broker-Dealer’s own execution records, and shall be entitled to conclusively rely on the accuracy and completeness of the Seller Schedule as delivered by the Company.

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5. Compliance. The Company hereby represents, warrants, and covenants to Broker-Dealer that, as of the date hereof and on each date on which Broker-Dealer executes a sale of Restricted Shares hereunder, to the Company’s knowledge, no Seller is (a) a person or entity identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, (b) otherwise subject to sanctions administered by OFAC or any other applicable governmental authority, or (c) a person or entity with respect to which Broker-Dealer would be required to file a suspicious activity report under applicable law solely by reason of effecting transactions in the Restricted Shares on behalf of such Seller. The Company shall promptly notify Broker-Dealer in writing of the following and, if known in advance, reasonably prior to the applicable event or circumstance occurring: (i) if the Company becomes aware of any facts or circumstances that would cause any of the foregoing representations to be untrue, (ii) of the commencement and termination of any Allowable Grace Period (as defined in the Leak-Out Agreement), any other period during which the use of the prospectus forming part of the Resale Registration Statement or Piggyback Registration Statement (each as defined in the Leak-Out Agreement) is suspended, or any blackout period or other restriction on sales of Restricted Shares of which the Company becomes aware, (iii) of any actual or anticipated failure by the Company to timely file a report required under the Exchange Act or any other event or circumstance that could cause the Resale Registration Statement or Piggyback Registration Statement to cease to be effective or available, or sales of Restricted Shares pursuant to Rule 144 to be unavailable, and (iv) of any offering, distribution or other activity by the Company, its affiliates, or any Seller that could cause Broker-Dealer to be a distribution participant or affiliated purchaser (as such terms are defined in Regulation M under the Exchange Act) with respect to the Common Stock. Broker-Dealer shall suspend all trading activity hereunder during any period described in clause (ii) or clause (iii) or any period in which Broker-Dealer is restricted under Regulation M, in each case without liability to the Company or any Seller.

6. Seller Account Requirement. As a condition precedent to Broker-Dealer’s obligation to accept or execute any sell order for Restricted Shares on behalf of any Seller, such Seller shall (a) open and maintain a brokerage account with Broker-Dealer, (b) execute such account documentation as Broker-Dealer may reasonably require, and (c) deliver to Broker-Dealer a written acknowledgment substantially in the form attached hereto as Exhibit C. The Company shall use commercially reasonable efforts to cause each Seller to satisfy the foregoing conditions within thirty (30) days following the date of this Agreement, and shall promptly notify Broker-Dealer of any Seller that fails or refuses to do so.

7. Confidentiality. Each party (a “Receiving Party”) will use reasonable efforts (no less than those it uses to protect its own confidential information) to hold in confidence any confidential information which the other party (a “Disclosing Party”) provides to the Receiving Party pursuant to this Agreement which is designated by an appropriate stamp, legend or mark as being confidential or which, given the nature of the information or the circumstances of disclosure, a reasonable person would understand to be confidential. Notwithstanding the foregoing, a Receiving Party shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by the Receiving Party; (ii) of which the Receiving Party had independent knowledge prior to disclosure; (iii) which comes into the possession of the Receiving Party in the normal and routine course of its own business from and through independent non-confidential sources; (iv) which is required to be disclosed by the Receiving Party by applicable laws, rules or regulations, including in response to a subpoena, civil investigative demand or similar legal process; or (v) which is disclosed by Broker-Dealer to the Financial Industry Regulatory Authority, the Securities and Exchange Commission or any other governmental authority having jurisdiction over Broker-Dealer in connection with routine examinations or ordinary-course regulatory interactions. If a Receiving Party is requested or required to disclose any confidential information supplied to it by the Disclosing Party (other than pursuant to clause (v) above), the Receiving Party shall, unless prohibited by law, use reasonable efforts to promptly notify the Disclosing Party of such request(s) so that the Disclosing Party (at its sole cost and expense) may seek an appropriate protective order. The obligations of this Section 7 shall survive termination of this Agreement for a period of one (1) year.

8. Business Activities. The Company acknowledges that Broker-Dealer or its affiliates are in the business of providing financial services and advice to others. Nothing herein contained shall be construed to limit or restrict Broker-Dealer in conducting any business with others, or in rendering such services or advice to others.

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In the course of its business, Broker-Dealer may acquire information about a transaction, potential participants or other parties to a transaction. Broker-Dealer shall have no obligation to disclose such information to the Company or to use such information on the Company’s behalf. The Company acknowledges that Broker-Dealer may have fiduciary or other relationships whereby Broker-Dealer may exercise voting power over the securities of various persons, which securities may from time to time include those of the Company or a participant or a related or interested party to them or the transaction. The Company acknowledges that Broker-Dealer may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

9. Term, Termination. This Agreement shall commence on the date hereof and the obligation of the Broker-Dealer to provide services under this Agreement will terminate at the expiration or earlier termination of the Lock-Up Period (as defined in the Leak-Out Agreement) (the “Term”). The Company may terminate this Agreement for any reason upon five (5) business days’ advance written notice to Broker-Dealer. Either party may terminate this Agreement upon fifteen (15) business days’ advance written notice to the other party in the event of a material breach by such other party of any representation, warranty, covenant or obligation under this Agreement that remains uncured for a period of fifteen (15) business days following receipt of such notice (it being understood that such cure and notice periods may run concurrently, that during such period all trading activity hereunder may, at the non-breaching party’s election, be suspended, and, if such breach is not capable of being cured, as reasonably determined by the non-breaching party, such termination may become effective immediately upon receipt of such notice). Upon the termination or expiration of this Agreement for any reason other than a termination by the Company for Broker-Dealer’s uncured material breach pursuant to the preceding sentence, the Company shall pay to Broker-Dealer, within five (5) business days following the effective date of such termination or expiration, an amount equal to the excess, if any, of four hundred thousand dollars ($400,000) over the aggregate Commissions actually received by Broker-Dealer under this Agreement prior to such termination or expiration. Broker-Dealer may suspend all trading activity hereunder at any time if, in Broker-Dealer’s reasonable discretion, continued performance would be non-compliant with applicable law, regulation (including the rules and regulations of the Financial Industry Regulatory Authority or the Securities and Exchange Commission) or Broker-Dealer’s internal compliance policies, and such suspension shall continue until the applicable condition is resolved to Broker-Dealer’s reasonable satisfaction. Any termination or suspension of this Agreement shall not affect the rights and obligations of the parties with respect to transactions effected prior to the effectiveness of such termination or suspension. Any termination of this Agreement will not terminate the provisions of this Agreement in Sections 2 (Compensation, Commission and Fees), 6 (Seller Account Requirement), 7 (Confidentiality) (subject to its terms), 8 (Business Activities), 9 (Term, Termination), 10 (Indemnity), and 13 (Miscellaneous).

10. Indemnity. The Company agrees to indemnify, defend and hold harmless Broker-Dealer, its affiliates, and each of their respective employees, agents, representatives, directors, officers and controlling persons (collectively, “Indemnified Parties”) from and against any and all actual losses, claims, damages, liabilities, costs and expenses of or resulting from any suits, actions, investigations or other proceedings (collectively, “Damages”), including reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Broker-Dealer of services pursuant to this Agreement or any breach by the Company of any representation, warranty, covenant or obligation under this Agreement, provided, that the Company shall not be required to indemnify Broker-Dealer to the extent Broker-Dealer has engaged in intentional or willful misconduct, or shall have acted grossly negligent, in connection with the services provided which form the basis of the claim for indemnification (in each case, as finally determined by a court of competent jurisdiction). The Company shall advance to the Indemnified Parties reasonable attorney fees and expenses as and when incurred upon receipt of an undertaking by the applicable Indemnified Party to repay such amounts if it is finally determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification hereunder. Broker-Dealer shall have no liability to the Company or any Seller in connection with this Agreement or the services provided hereunder, except to the extent that any Damages are finally judicially determined by a court of competent jurisdiction to have resulted solely from Broker-Dealer’s gross negligence or willful misconduct. In no event shall Broker-Dealer’s aggregate liability arising out of or in connection with this Agreement exceed the aggregate commissions actually received by Broker-Dealer under this Agreement. If the indemnification provided for in this Section 10 is unavailable or insufficient to hold an Indemnified Party harmless for any Damages, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in the first instance, and the Company hereby waives any right of contribution against any Indemnified Party. All commissions earned by and paid to Broker-Dealer hereunder shall be fully earned, non-refundable and non-recoverable upon receipt, and shall not be subject to offset, chargeback or clawback. This Section 10 shall survive the termination of this Agreement.

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11. Independent Contractor. Broker-Dealer shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Broker-Dealer shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

12. Cooperation. The parties agree to use reasonable efforts to execute and deliver such documents and instruments, whether expressly provided for herein or not, as may be necessary or appropriate to effectuate any of the provisions of this Agreement. The Company shall use commercially reasonable efforts to cause its transfer agent to transfer Restricted Shares, including Restricted Shares issued upon the exercise or conversion of any warrant or other convertible security, as directed by Broker-Dealer in connection with any sell order made and accepted by Broker-Dealer pursuant to this Agreement.

13. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in a writing signed by both parties. If any provision of this Agreement be invalid or unenforceable, the remainder of the Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. Neither party may assign this Agreement without the prior written consent of the other party, and any purported assignment in violation of this sentence shall be null and void ab initio. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective permitted successors, legal representatives and assigns. This Agreement may be executed in counterparts (including by electronic signature or .pdf). All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon receipt of confirmation if sent by email (provided that no automated error or “bounce back” message is received), (c) one (1) business day after being sent by nationally recognized overnight courier service, or (d) five (5) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid, in each case addressed to the applicable party at the address set forth below (or at such other address as such party may designate by notice to the other party in accordance with this provision). This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of, and agrees that venue shall be proper in, the Federal and State courts located in the Borough of Manhattan, City of New York, in any suit or proceeding arising out of or relating to this Agreement, and each party waives any objection to such jurisdiction or venue. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. Except for the Indemnified Parties, nothing in this Agreement is intended to confer any right or benefit upon any third party. This Agreement shall be deemed jointly drafted by all parties hereto, and any rule requiring any provision of this Agreement to be construed against the drafter is hereby waived. The prevailing party in any action or proceeding brought to enforce or otherwise recover under this Agreement will be entitled to an award of all reasonable attorney’s fees and expenses incurred in connection therewith. For purposes of this Agreement, “include,” “includes,” “including,” and words of similar import shall be deemed to be followed by the words “without limitation.”

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

CHARDAN CAPITAL MARKETS LLC	ZAPATA QUANTUM INC.

By:	By:
Name:	Name:	Sumit Kapur
Title:	Title:	Chief Executive Officer

Address for Notices:
One Pennsylvania Plaza	6 Liberty Square, #2488
Suite 4800	Boston, MA 02109
New York, NY 10119
Email: [_____] with a copy to	Email: [_____]
legal@chardan.com

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Exhibit A

[LEAK-OUT AGREEMENT AND ATTACHMENT]

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Exhibit B

[SELLERS]

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Exhibit C

[FORM OF SELLER ACKNOWLEDGMENT]

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